Exhibit 99.1

MetaStat Closes First Round of a $3.5 Million Private Placement

BOSTON – January 6, 2015 – MetaStat, Inc. (OTCQB: MTST), a molecular diagnostic company focused on developing and commercializing epigenetic-based diagnostic tests for early and reliable prediction of systemic metastasis, has consummated an initial closing of $1.3 million in a private placement of up to $3.5 million of shares of its Series B Preferred Stock to institutional and accredited investors including certain members of the Company’s Board of Directors.

The price per share of Series B Preferred Stock was $0.55.  The Company also issued an aggregate of 1,714,771 Series A Warrants having an exercise price per share of $0.70 and 455,000 Series B Warrants having an exercise price per share of $0.55.  The Series A Warrants and the Series B Warrants expire on March 31, 2020. The Company has until March 31, 2015 to complete the private placement.  Proceeds of the offering will be used for working capital and general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification for an exemption under the securities law of any such jurisdiction, including the registration requirements under U.S. securities laws.

About MetaStat, Inc.

MetaStat, Inc. (MTST) is a molecular diagnostic company that develops and commercializes diagnostic tests for early and reliable prediction of systemic metastasis, the process by which cancer spreads from a primary tumor through the bloodstream to other areas of the body. MetaStat is focused on breast, prostate, lung and colorectal cancers, where systemic metastasis is responsible for approximately 90% of all deaths. The company’s function-based diagnostic platform technology is based on the identification and understanding of the pivotal role of the mena protein and its isoforms, a common pathway for the development of systemic metastatic disease in all epithelial-based solid tumors. Both the MetaSite Breast™ and MenaCalc™ assays are designed to accurately stratify patients based on their individual risk of metastasis and to provide physicians with clinically actionable information to better "customize" cancer treatment. MetaStat’s testing platform improves treatment planning decisions by positively identifying patients with a high-risk of metastasis who need aggressive therapy and by sparing patients with a low-risk of metastasis from the harmful side effects and expense of chemotherapy. The company is based in Boston.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the company's Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update such statements.

Contact:

Media:
Dian Griesel Int’l.
Susan Forman, 212-825-3210
sforman@dgicomm.com
or
Investors:
MetaStat, Inc.
Daniel Schneiderman, 212-608-0827
Vice President
dan@metastat.com